    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2000.

                                                     REGISTRATION NO. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              --------------------
                               AVON PRODUCTS, INC.

             (Exact name of registrant as specified in its charter)

           NEW YORK                                           13-0544597
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                           Identification No.)

                           1345 Avenue of the Americas
                                  New York, NY
                                   10105-0196
                    (Address of principal executive offices)

                  AVON PRODUCTS, INC. YEAR 2000 STOCK INCENTIVE PLAN
                            (Full title of the Plan)

                            WARD M. MILLER, JR., Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                               Avon Products, Inc.
                           1345 Avenue of the Americas
                             New York, NY 10105-0196
                     (Name and address of agent for service)

                                 (212) 282-5000
                     (Telephone number, including Area Code,
                              of Agent for Service)

                              --------------------

                          Copies of Communications to:
                            KATHERINE M. KOOPS, Esq.
                     Powell, Goldstein, Frazer & Murphy LLP
                                 Sixteenth Floor
                           191 Peachtree Street, N.E.
                             Atlanta, Georgia 30303
                                 (404) 572-6600

                              --------------------
                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
                  TITLE OF SECURITIES               AMOUNT            PROPOSED MAXIMUM         PROPOSED MAXIMUM        AMOUNT OF
                         TO BE                       TO BE           OFFERING PRICE PER       AGGREGATE OFFERING     REGISTRATION
                      REGISTERED                  REGISTERED                UNIT                     PRICE                FEE
----------------------------------------------------------------------------------------------------------------------------------
Avon Products, Inc. Common Stock,
par value $0.25  per share                     18,250,000 (1)           $40.00 (2)             $730,000,000(3)        $192,720
----------------------------------------------------------------------------------------------------------------------------------
Rights to Purchase Series B Junior
Participating Preferred Stock (4)             18,250,000 Rights            N/A                       N/A                 N/A
----------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers such indeterminable number of additional shares as may become issuable to prevent dilution in the event of a stock split, stock dividend, reclassification or other similar transaction pursuant to the terms of the Avon Products, Inc. Year 2000 Stock Incentive Plan.
(2)The average of the high and low prices of the Registrant's Common Stock as reported by the New York Stock Exchange for August 8, 2000.
(3) The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended.
(4) The rights to purchase the Series B Junior Participating Preferred Stock (the "Rights") will be attached to and trade with the shares of the Registrant's Common stock. Value attributable to such Rights, if any, will be reflected in the market price of the Registrant's Common Stock.

                                     PART I

            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


            The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to employees of the Registrant as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

            The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

            (1) Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Commission on March 27, 2000 (Commission File No. 1-04881);

            (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 as filed with the Commission on May 11, 2000 (Commission File No. 1-04881);

            (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 as filed with the Commission on August 14, 2000 (Commission File No. 1-0488);

            (4) The descriptions of the Company's Common Stock and the Rights to purchase Series B Junior Participating Preferred Stock contained in the Company's Registration Statements filed pursuant to Section 12 of the Exchange Act on Form 8-A, as amended (Commission File No. 1-04881).

            All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date upon which this offering is terminated shall be deemed to be incorporated by reference herein and to be part hereof from the date any such document is filed.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia, has rendered an opinion regarding the legality of the Common Stock registered hereby.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Article VIII of the Restated Certificate of Incorporation of Avon Products, Inc. provides as follows:

            No person who is or was a director of the Corporation shall have personal liability to the Corporation or its shareholders for damages for any breach of duty in such capacity, provided that the foregoing shall not limit the liability of any such person (i) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained, in fact, a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of New York or, (ii) for any act or omission occurring prior to the adoption of this Article VIII. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any such person to the Corporation for or with respect to any acts or omissions of such person occurring prior to such amendment or repeal. If the Business Corporation Law of New York is amended hereafter to expand or limit the liability of a director, then the liability of a person who is or was a director of the Corporation shall be deemed to be expanded to the extent required or limited to the extent permitted by the Business Corporation Law of New York, as so amended.

            Article XII of the By-Laws of Avon Products, Inc. provides as follows:

            Section 1. Indemnification - Third Party and Derivative Actions.

            (a) The corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director, officer or employee of the corporation served in any capacity at the request of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, including excise taxes, amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that (i) his acts were committed in bad faith or were the result of his active or deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

            (b) The corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

            (c) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1.

            Section 2. Payment of Indemnification; Repayment.

            (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 1 of this Article shall be entitled to indemnification as authorized in such Section.

            (b) Any indemnification under Section 1 of this Article, unless ordered by a court, shall be made by the corporation in such manner as provided by law.

            (c)   Expenses incurred by a person referred to in Section 1 of this
Article in defending a civil or criminal action or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount in case he is ultimately found, in accordance with this Article, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

            (d) Any indemnification of a person under Section 1 of this Article, or advancement of expenses under Section 2(c) of this Article, shall be made promptly, and in any event within 60 days, upon the written request of such person.

            Section 3. Enforcement; Defenses. The right to indemnification or advancement of expenses granted by this Article shall be enforceable by the person in question in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2(c) of this Article where the required undertaking has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section 1 of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination that indemnification of the claimant is proper, nor the fact that there has been an actual determination by the corporation that indemnification of the claimant is not proper, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

            Section 4. Survival; Savings Clause; Preservation of Other Rights.

            (a) The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each person who serves in such capacity at any time while these provisions as well as the relevant provisions of the New York Business Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract right may not be modified retroactively without the consent of such person.

            (b) If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such person against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, incurred in connection with any actual or threatened action by or in the right of the corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

            (c) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation is hereby authorized to provide further indemnification if it deems it advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8.  EXHIBITS.

            The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number                                Description
------                                -----------

3(a) Restated Certificate of Incorporation as filed with the Secretary of the State of New York on May 16, 2000. [Incorporated herein by reference to Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File
                             No. 1-04881).]

3(b)                         By-laws, as restated, effective December
                             2, 1999. [Incorporated herein by
                             reference to Exhibit 3.2 to the Company's
                             Annual Report on Form 10-K for the year
                             ended December 31, 1999 (File No.
                             1-04881).]

4(a)                         Restated Certificate of Incorporation,
                             filed as Exhibit 3(a), and By-laws of the Company, as restated, effective December
                             2, 1999, filed as Exhibit 3(b), are
                             incorporated herein by reference.

5                            Opinion of Powell, Goldstein, Frazer &
                             Murphy LLP.


23(a)                        Consent of Powell, Goldstein, Frazer &
                             Murphy LLP (included in Exhibit 5).

23(b)                        Consent of PricewaterhouseCoopers LLP.

24 Power of Attorney (see signature pages to this Registration Statement).

99.1                         Avon Products, Inc. Year 2000 Stock Incentive
                             Plan [Incorporated by reference herein by reference to Appendix A to the Company's
                             Proxy Statement on Form 14A as filed with the Commission on March 27, 2000 (File
                             No. 1-04881)].

ITEM 9.  UNDERTAKINGS.

            The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect
            to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this the 6th day of July, 2000.

                                    AVON PRODUCTS, INC.


                                    By:      /s/ Ward M. Miller, Jr.
                                            ------------------------
                                                Ward M. Miller, Jr.
                                                Senior Vice President,
                                                General Counsel and Secretary


                                POWER OF ATTORNEY

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints WARD M. MILLER, JR. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, could lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                Signature                                    Title
                ---------                                    -----
/s/ Andrea Jung                                         President, Chief                                Date: July 6, 2000.
-----------------------------------                     Executive Officer,
Andrea Jung                                             and Director
                                                        (Principal Executive Officer)


/s/ Jose Ferreira, Jr.                                  Executive Vice                                  Date: July 6, 2000.
-----------------------------------                     President and Chief
Jose Ferreira, Jr.                                      Operating Officer -
                                                        International and New
                                                        Business Development




/s/ Susan J. Kropf
-----------------------------------------------            Executive Vice                                  Date: July 6, 2000.
 Susan J. Kropf                                            President and Chief
                                                           Operating Officer -
                                                           North America and
                                                           Global Business Operations

/s/ Robert J. Corti
-----------------------------------------------            Executive Vice President and                    Date: July 6, 2000.
 Robert J. Corti                                           Chief Financial Officer
                                                           (Principal Financial Officer)

/s/ Janice Marolda
-----------------------------------------------            Vice President and                              Date: July 6, 2000.
Janice Marolda                                             Controller (Principal
                                                           Accounting Officer)

/s/ Brenda C. Barnes
-----------------------------------------------            Director                                        Date: July 6, 2000.
Brenda C. Barnes

/s/ Richard S. Barton
-----------------------------------------------            Director                                        Date: July 6, 2000.
Richard S. Barton

 /s/ Edward T. Fogarty
-----------------------------------------------            Director                                        Date: July 6, 2000.
Edward T. Fogarty

/s/ Stanley C. Gault
-----------------------------------------------            Chairman of the                                 Date: July 6, 2000.
Stanley C. Gault                                           Board

/s/ Fred Hassan
-----------------------------------------------            Director                                        Date: July 6, 2000.
Fred Hassan

 /s/ Ann S. Moore
-----------------------------------------------            Director                                        Date: July 6, 2000.
 Ann S. Moore

 /s/ Lawrence A. Weinbach
-----------------------------------------------            Director                                        Date: July 6, 2000.
Lawrence A. Weinbach

 /s/ Paula Stern
-----------------------------------------------            Director                                        Date: July 6, 2000.
Paula Stern


                                  EXHIBIT INDEX

Exhibit
Number                                         Description
------                                         -----------

3(a) Restated Certificate of Incorporation as filed with the Secretary of New York on May 16, 2000.
                              [Incorporated herein by reference to Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000. (File No.
                              1-04881).]

3(b)                          By-laws, as restated, effective December 2, 1999.
                              [Incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999. (File No.
                              1-04881).]

4(a)                          Restated Certificate of Incorporation, filed as
                              Exhibit 3(a), and By-laws of the Company, as restated, effective December 2, 1999, filed as
                              Exhibit 3(b), are incorporated herein by reference.

5                             Opinion of Powell, Goldstein, Frazer & Murphy LLP.

23(a)                         Consent of Powell, Goldstein, Frazer & Murphy LLP (included in
                              Exhibit 5).

23(b)                         Consent of PricewaterhouseCoopers LLP.

24 Power of Attorney (see signature page to this Registration Statement).

99.1                          Avon Products, Inc. Year 2000 Stock Incentive Plan
                              [Incorporated herein by reference to Appendix A to the Company's Proxy Statement on Form 14A as filed with the Commission on March 27, 2000 (File No.
                              1-04881)].